Exhibit 10.10

OUTSIDE DIRECTORS’ COMPENSATION PROGRAM

Summary of Outside Directors’ Compensation effective May 25, 2011:

Cash Compensation

The following cash compensation program for outside directors was approved by the Compensation Committee of the Board of Directors effective May 25, 2011. However, for the period from January 1, 2012 through December 31, 2012, the annual cash retainer payable to each outside director was reduced by 50%, and each outside director was granted restricted share units in lieu thereof.

•	Annual retainer for all directors, except the Chairman of the Board—$30,000 per year.

•	Annual retainer for the Chairman of the Board—$36,000 per year.

•	Additional annual retainer for the Chair of Strategy and Technology Committee—$15,000.

•	Additional annual retainer for each member of the Strategy and Technology Committee (except Chair)—$10,000.

Equity Compensation

Annual equity awards granted to the outside directors automatically on the date of each respective Annual Shareholders’ meeting (except as otherwise noted), beginning with the date of the 2011 Annual Shareholders’ meeting on May 25, 2011:

Grant Type	Number of Shares[3,4,5]
Annual Grant (Except Chairman of the Board)	10,500 Options & 2,700 Restricted Shares
Chairman of the Board Annual Grant	21,000 Options & 5,400 Restricted Shares
New Director Grant[1]	21,000 Options & 5,400 Restricted Shares
Committee Member[2]	1,750 Options & 450 Restricted Shares
Chairs of Audit & Compensation Committees	7,000 Options & 1,800 Restricted Shares
Chair of Nominating & Corporate Governance Committee	3,500 Options & 900 Restricted Shares

[1]	Shares are to be granted on the date of such director’s appointment or election to the Board.
[2]	Committee Member grants are not applicable to Chairs of the Audit, Compensation and Nominating & Corporate Governance Committees or to the Chair or members of Strategy & Technology Committee.
[3]	The exercise price of the Stock Options will be the closing price of the Company’s Common Stock on the NASDAQ Global Markets on the applicable date of grant.
[4]

Stock Options and Restricted Shares granted annually to the directors will vest one year from the applicable date of grant, or on the date of the next Annual Shareholders meeting, whichever is earlier.

[5]

Stock Options and Restricted Shares granted to any new director will vest over a period of two (2) years with 50% vesting on the first anniversary of the date of the grant and the remainder vesting monthly thereafter.